SWK Holdings Corporation Announces Financial Results for Fourth Quarter 2024

Conference Call Scheduled for Thursday, March 20, 2025, at 09:00 a.m. CST

Corporate Highlights
•Fourth quarter 2024 GAAP net income was $5.9 million, compared with GAAP net income of $2.8 million for the fourth quarter 2023.
•Fourth quarter 2024 finance receivables segment adjusted non-GAAP net income was $6.2 million, compared with adjusted non-GAAP net income of $3.7 million for the fourth quarter 2023.
•As of December 31, 2024, net finance receivables were $277.8 million, a 1.2% increase from December 31, 2023.
•The fourth quarter 2024 effective yield was 15.5%, a 150 basis points increase from fourth quarter 2023.
•As of December 31, 2024, GAAP book value per share was $23.45, a 5.0% increase from $22.33 on December 31, 2023.
•As of December 31, 2024, non-GAAP tangible financing book value per share was $21.15, an 8.3% increase from $19.53 as of December 31, 2023.
•In March 2025, through two transactions SWK monetized its performing royalty portfolio for approximately $51.3 million and anticipates declaring a dividend on the closing of the larger transaction.

Dallas, TX, March 19, 2025 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the fourth quarter ended December 31, 2024.
"For the fourth quarter 2024, SWK’s core Finance Receivables segment reported an 11.6% increase in revenue to $10.3 million compared to the same period in the prior year. SWK’s finance segment generated $8.2 million of pre-tax GAAP net income and $6.2 million of adjusted non-GAAP net income.
SWK CEO Jody Staggs said "During the fourth quarter, we closed an up to $8.0 million term loan with Triple Ring and expanded our credit facility with Eton to $30.0 million. In February 2025, we closed a $15.0 million financing commitment with Impedimed.
Mr. Staggs added, “Improved operating results and capital raises at multiple borrowers combined with the conclusion of three workouts has led to our highest loan portfolio risk scoring since we have tracked the metric. The strength of our loan portfolio coupled with the monetization of our performing royalty portfolio at a slight premium to book value underpin the $21.15 of non-GAAP tangible financing book value per share, which excludes any value from our Enteris subsidiary. During the fourth quarter and year-to-date we have returned value to shareholders through our ongoing stock buyback program and anticipate declaring a dividend upon the closing of the final royalty monetization transaction, which is expected over the next two weeks”

Fourth Quarter 2024 Financial Results
For the fourth quarter 2024, SWK reported total revenue of $12.4 million, a 25.0% increase compared to $9.9 million for the fourth quarter 2023. The $2.5 million increase in revenue for the three months ended December 31, 2024 mainly consisted of a $1.1 million increase in Finance Receivables segment revenue and a $1.4 million increase in Pharmaceutical Development segment revenue.
Income before income tax expense for the quarter was $8.6 million and $0.6 million for the three months ended December 31, 2024 and 2023, respectively. Fourth quarter 2024 income before income tax expense benefited from a $2.5 million increase in consolidated revenue from interest and fees earned due to funding new loans and early loan payoffs, $2.2 million of unrealized gains on warrants, a $1.1 million gain on the extinguishment of the FC2 royalty, a $0.4 million decrease in the provision for credit losses, and a reduction of depreciation and amortization expense of $0.4 million.

GAAP net income for the quarter ended December 31, 2024, increased to $5.9 million, or $0.48 per diluted share, from $2.8 million, or $0.23 per diluted share, for the fourth quarter 2023.
For the fourth quarter 2024, non-GAAP adjusted net income was $6.6 million, or $0.54 per share. Non-GAAP adjusted net income for the Finance Receivables segment was $6.2 million, an increase from $3.7 million for the fourth quarter 2023.
Total investment assets (defined as finance receivables, marketable investments, and warrant assets less the allowance for credit losses) were $282.7 million as of December 31, 2024, a 2.3% increase compared with total investment assets of $276.3 million as of December 31, 2023. The allowance for credit losses at quarter’s end totaled $11.2 million, a decrease of $2.7 million from the fourth quarter of 2023 driven by the conclusion of three workouts as well as the repayment of financing receivables partially offset by the origination of new finance receivables.
GAAP book value per share was $23.45 as of December 31, 2024, a 5.0% increase compared to $22.33 as of December 31, 2023. Non-GAAP tangible financing book value per share totaled $21.15, an 8.3% increase compared to $19.53 at December 31, 2023. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and Enteris net asset value.
Portfolio Status
During the fourth quarter, SWK closed a term loan with Triple Ring totaling $8.0 million, expanded the credit facility with Eton to $30.0 million, advanced $5.0 million to existing borrower Journey Medical, $2.5 million to existing borrower SKNV, $2.5 million to existing borrower MedMinder, and $0.6 million to existing borrower Biotricity. During the first quarter of 2025, SWK closed a $15.0 million financing agreement with Impedimed.
During the fourth quarter, Veru made a $4.2 million payment to extinguish the FC2 residual royalty and in January 2025 Moleculight made a final payment to SWK totaling $12.2 million, fully satisfying its outstanding obligation. In March 2025, ANI Pharmaceuticals exercised a buyout option on the Iluvien royalty by making a $17.25 million payment to SWK.
During the fourth quarter, SWK received a $13.0 million payment from the Biolase bankruptcy estate and in February 2025 SWK received an additional $1.0 million. SWK may receive a final distribution from the Biolase bankruptcy estate, however, given uncertainty of the likelihood and amount of any distribution, as of December 31, 2024 SWK wrote-off the remaining Biolase finance receivable. In the fourth quarter SWK received a $3.4 million net payment from Exeevo and in the first quarter of 2025 SWK received additional net payments towards the Exeevo loan totaling $1.2 million. During the fourth quarter SWK received a $1.9 million payment from Trio Healthcare. SWK has no remaining balance sheet exposure to Biolase, Exeevo, or Trio Healthcare.
The fourth quarter 2024 effective yield was 15.5%, a 150 basis points increase from 14.0% in fourth quarter 2023. The effective yield is the rate at which income is expected to be recognized if payments are received pursuant to the terms of the finance receivables. The fourth quarter 2024 realized yield was 14.7%, a 60 basis point increase from 14.1% in fourth quarter 2023. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to actual cash collections being greater or lesser than modeled.
As of December 31, 2024, the Company had three finance receivables in nonaccrual status: (1) the Flowonix Medical, Inc. (“Flowonix”) royalty, with a carrying value of $8.4 million; (2) the Ideal Implant, Inc. (“Ideal”) royalty, with a carrying value of $3.1 million; and (3) the Best ABT, Inc. (“Best”) royalty, with a carrying value of $2.3 million.
As of December 31, 2024, the Company had $5.8 million of unfunded commitments.

Total portfolio investment activity for the three months ended December 31, 2024, and 2023 was as follows (in thousands):

	Three Months Ended December 31,
	2024	2023
Beginning Portfolio	$258,685	$224,951
Investment in finance receivables	45,759	55,100
Paydowns received on investments	(19,055)	(2,885)
Paydowns received on royalties	(3,937)	(1,247)
Interest paid in kind	1,447	1,500
Loan discount and fee accretion	1,208	323
Warrant and equity investments, net of sales and cancellations	169	543
Net unrealized gain (loss) on marketable investments and warrant assets	1,996	(81)
Foreign Currency (loss) gain on finance receivables	(1,010)	478
Provision for credit losses and impairments	(2,556)	(2,371)
Ending Portfolio	$282,706	$276,311

Adjusted Non-GAAP Net Income
The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month periods ended December 31, 2024 and 2023. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets, and foreign currency transaction gains and losses.

	Three Months Ended December 31,
	2024	2023
Net income	$5,877	$2,844
Add: Income tax expense (benefit)	2,714	(2,233)
Add: Enteris amortization expense	11	426
Subtract: Unrealized net (gain) loss on warrants assets	(2,228)	(690)
Subtract: Unrealized net gain on marketable investments	98	—
Add: Foreign currency transaction (gains) losses	134	(391)
Add: Change in fair value of acquisition related contingent consideration	—	(6,300)
Add: Goodwill impairment	—	8,404
Add (subtract) warrant write-off	—	774
Adjusted income before income tax (benefit) expense	6,606	2,834
Adjusted income tax (benefit) expense	—	—
Non-GAAP net income	$6,606	$2,834
In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, (iv) (gain) loss on remeasurement of contingent consideration, (v) goodwill impairment, and (vi) foreign currency (gains) losses.

Finance Receivables Adjusted Non-GAAP Net Income
The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income tax expense, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month periods ended December 31, 2024 and 2023. The table eliminates Enteris operating loss. The adjusted income before income tax expense is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on equity securities, amortization of Enteris intangible assets, foreign currency transaction (gains) losses and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended December 31,
	2024	2023
Non-GAAP net income	$6,606	$2,834
Add: Enteris operating (income) loss, excluding amortization expense and change in fair value of contingent consideration	(366)	823
Adjusted Finance Receivable segment income before income tax expense	$6,240	$3,657
Adjusted income tax (benefit) expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$6,240	$3,657

Non-GAAP Tangible Finance Book Value Per Share
The following table provides a reconciliation of SWK's GAAP book value per share to its non-GAAP tangible finance book value per share as of December 31, 2024 and 2023. The table eliminates the deferred tax assets, intangible assets, goodwill, Enteris property and equipment and acquisition-related contingent consideration (in thousands, except per share data):

	Three Months Ended December 31,
	2024	2023
GAAP stockholder's equity	$288,690	$280,315
Diluted shares (1)	12,312	12,553
GAAP book value per share	$23.45	$22.33

Less: Deferred tax assets, net	(23,484)	(28,290)
Less: Intangible assets, net	(209)	(6,487)
Less: Goodwill	—	—
Less: Enteris property and equipment, net	(4,635)	(5,306)
Plus: Contingent consideration payable	—	4,900
Non-GAAP tangible finance book value	260,362	245,132
Diluted shares (1)	12,312	12,553
Non-GAAP Tangible book value per share	$21.15	$19.53
(1) Diluted shares computed as of quarter end.
Non-GAAP Financial Measures
This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).
Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition.
In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.
Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction.
These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company's industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to better understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.
Conference Call Information
SWK Holdings will host a conference call on March 20, 2025, at 9:00 a.m. CST, to discuss its corporate and financial results for the fourth quarter 2024.
Interested participants and investors may access the call via the numbers below:
a888-506-0062 (U.S.)
b973-528-0011 (International)
The participant Access Code is 698628 or ask for the SWK Holdings call

An archive of the webcast will remain available on the SWK Holdings’ website for 12 months, starting later that day. https://investors.swkhold.com/events
About SWK Holdings Corporation
SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns Enteris BioPharma, a clinical development and manufacturing organization providing development services to pharmaceutical partners. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.
Safe Harbor For Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:
Investor Relations and Media
Susan Xu
728-323-0959
investorrelations@swkhold.com

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	Year Ended December 31,
	2024		2023
Assets
Current assets:
Cash and cash equivalents	$5,927		$4,503
Restricted cash	—		733
Interest, accounts receivable, and other receivables, net	5,788		4,729
Assets held for sale, net	6,398		—
Other current assets	2,141		1,904
Total current assets	20,254		11,869

Finance receivables, net of allowance for credit losses of $11,249 and $13,901 as of December 31, 2024 and December 31, 2023, respectively	277,760		274,504
Collateral on foreign currency forward contract	2,750		2,750
Marketable investments	580		48
Deferred tax assets, net	23,484		28,290
Warrant assets	4,366		1,759
Intangible assets, net	—		6,487
Property and equipment, net	48		5,438
Other non-current assets	2,993		3,109
Total assets	$332,235		$334,254

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,810		$3,935
Liabilities held for sale	1,255		—
Deferred income	1,500		9
Total current liabilities	5,565	—	3,944

Contingent consideration payable	—		4,900
Unsecured senior notes, net	31,412		30,781
Revolving credit facility	6,233		12,350
Other non-current liabilities	335		1,964
Total liabilities	43,545		53,939

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—		—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,213,599 and 12,497,770 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	12		12
Additional paid-in capital	4,419,991		4,425,104
Accumulated deficit	(4,131,313)		(4,144,801)
Total stockholders' equity	288,690		280,315
Total liabilities and stockholders' equity	$332,235		$334,254

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Finance receivable interest income, including fees	$10,268	$9,200	$40,787	$36,346
Pharmaceutical development	1,905	586	3,616	1,202
Other	189	104	584	212
Total revenues	12,362	9,890	44,987	37,760
Costs and expenses:
Provision (benefit) for credit losses	1,979	2,371	12,756	1,912
Loss on impairment of intangibles assets	—	—	5,771	—
Impairment of goodwill	—	8,404	—	8,404
Interest expense	1,171	1,128	4,685	1,849
Pharmaceutical manufacturing, research and development expense	568	602	2,203	3,436
Change in fair value of acquisition-related contingent consideration	—	(6,300)	(4,900)	(6,300)
Depreciation and amortization expense	230	640	1,399	2,577
General and administrative expense	2,884	2,716	11,487	11,232
Income from operations	5,530	329	11,586	14,650
Other income (expense), net
Unrealized net gain (loss) on warrants	2,228	690	2,406	(55)
Net gain (loss) on exercise and cancellation of warrants	—	(799)	445	(799)
Net loss on marketable investments	(98)	—	(266)	—
Gain on lease termination	—	—	—	—
Realized gain on asset payoff	1,065	—	1,065	—
Gain on revaluation of finance receivable	—	—	2,495	—
Realized and unrealized foreign currency transaction gains (losses)	(134)	391	641	817
Income before income tax expense	8,591	611	18,372	14,613
Income tax expense (benefit)	2,714	(2,233)	4,884	(1,274)
Net income	$5,877	$2,844	$13,488	$15,887

Net income per share
Basic	$0.48	$0.23	$1.09	$1.26
Diluted	$0.48	$0.23	$1.08	$1.25
Weighted average shares outstanding
Basic	12,229	12,539	12,369	12,653
Diluted	12,330	12,582	12,451	12,696

SWK HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$13,488	$15,887
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	12,756	1,912
Impairment of goodwill	—	8,404
Loss on impairment of intangible assets	5,771	—
Right-of-use amortization and cease use costs	415	333
Amortization of debt issuance costs	1,054	493
Deferred income taxes, net	4,807	(1,286)
Unrealized net (gain) loss on warrants	(2,406)	55
Net (gain) loss on exercise and cancellation of warrants	(445)	799
Net loss on marketable investments	266	—
Change in fair value of acquisition-related contingent consideration	(4,900)	(6,300)
Gain on revaluation of finance receivable	(2,495)	—
Foreign currency transaction gain	(1,414)	(1,876)
Gain on lease termination	—	—
Loan discount amortization and fee accretion	(3,918)	(3,827)
Interest paid-in-kind	(2,807)	(1,826)
Stock-based compensation	944	509
Depreciation and amortization expense	1,399	2,577
Changes in operating assets and liabilities:
Interest, accounts receivable and other receivables, net	(1,059)	(1,635)
Derivative assets and liabilities, net	1,229	1,059
Other assets	199	(787)
Accounts payable, accrued expenses, and other non-current liabilities	(1,326)	371
Deferred income	1,491	26
Net cash provided by operating activities	23,049	14,888

Cash flows from investing activities:
Sale of finance receivables	—	13,942
Sale of marketable investments	574	—
Investment in finance receivables	(63,706)	(74,125)
Repayment of finance receivables	53,109	11,703
Corporate debt securities principal payments	27	28
Purchases of property and equipment	(138)	(496)
Net cash (used in) investing activities	(10,134)	(48,948)

Cash flows from financing activities:
Net settlement for employee taxes on stock options	(43)	—
Net (payments on) proceeds from credit facility	(6,117)	9,905
Payments for financing costs	(50)	(3,407)
Proceeds from senior unsecured notes	—	32,969
Repurchases of common stock, including fees and expenses	(6,014)	(6,327)
Net cash (used in) provided by financing activities	(12,224)	33,140

Net increase (decrease) in cash, cash equivalents, and restricted cash	691	(920)
Cash, cash equivalents, and restricted cash at beginning of period	5,236	6,156
Cash, cash equivalents, and restricted cash at end of period	5,927	5,236

Supplemental non-cash investing and financing activities:
Derecognition of right-of-use assets and operating lease liabilities upon termination of lease	82	—
Cash paid for interest	$3,082	$1,351
Fair value of warrants received with finance receivables	$1,241	$1,364